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                                                                    Exhibit 99.1

Press Release                                                     Source: Dynegy
Barry Galt Elected to Dynegy Board of Directors

HOUSTON--(BUSINESS WIRE)--Sept. 16, 2002--The Board of Directors of Dynegy Inc. (NYSE:DYN - News) today announced the election of former Seagull Energy Corp. Chairman and Chief Executive Officer Barry J. Galt to the company's board of directors.

According to Otis Winters, lead director and chairman of the Governance and Nominating Committee, "Barry's proven leadership and experience in the energy industry and his reputation for integrity further strengthens the board during these challenging times in our business sector." Mr. Winters also noted that Mr. Galt will be named to Dynegy's Audit Committee and Compensation Committee.

From 1983 to 1998, Mr. Galt was chairman and chief executive officer of Seagull Energy (now Ocean Energy Inc.) and currently is a director of Ocean. Prior to joining Seagull, he was president and chief operating officer of The Williams Companies. A graduate of the University of Oklahoma Law School and the University of Oklahoma with a degree in accounting, Mr. Galt also serves on the boards of Friede Goldman Halter Inc., StanCorp Financial Group Inc. and Trinity Industries Inc.

He replaces Michael Capellas, who recently resigned from the board following the merger of Compaq and Hewlett-Packard. Mr. Capellas was elected to Dynegy's board of directors in May 2001. In previous announcements, Dynegy has said it plans to focus on its core energy businesses going forward.

Dynegy's board of directors now numbers 12, including two members representing ChevronTexaco. ChevronTexaco will nominate a new director in the near future to replace Glenn Tilton, who resigned as interim chairman of Dynegy on Sept. 2 to become chairman, president and chief executive officer of UAL Corp.

Dynegy Inc. produces and delivers energy, including natural gas, power, natural gas liquids and coal, through its owned and contractually controlled network of physical assets. The company serves customers by aggregating production and supply and delivering value-added solutions to meet their energy needs.